Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

United Homes Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Primary Offering Class A Common Stock(2)	Other(3)	11,591,664	$11.50(3)	$133,304,136.00	0.00011020	$14,690.12
	Equity	Secondary Offering Class A Common Stock(4)	Other(5)	2,966,664	$12.38(5)	$36,727,300.32	0.00011020	$4,047.35
	Equity	Secondary Offering Warrants to purchase Class A Common Stock(6)	Other(7)	2,966,664	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$170,031,436.32		$18,737.47
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$18,737.47

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of up to 11,591,664 shares of the Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of United Homes Group, Inc. (f/k/a DiamondHead Holdings Corp.) (the “Company”), comprised of (i) up to 8,625,000 shares of Class A Common Stock that are issuable upon the exercise of the public warrants of the Company originally issued in the Company’s initial public offering, and (ii) up to 2,966,664 shares of Class A Common Stock that are issuable upon the exercise of the private warrants of the Company.
(3)	Pursuant to Rule 457(g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based upon the exercise price per warrant of $11.50 per share.
(4)	Consists of 2,966,664 shares of Class A Common Stock registered for sale by the selling stockholders named in this registration statement, comprised of shares of Class A Common Stock that are issuable upon the exercise of the private warrants of the Company.
(5)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $12.38, which is the average of the high and low prices of the Class A Common Stock on April 25, 2023 on the Nasdaq Global Market.
(6)	Represents the resale of up to 2,966,664 private warrants of the Company.
(7)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.